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                                                                    Exhibit 21.1


             Subsidiaries of ATX Telecommunications Services, Inc.


ATX Licensing, Inc. (Delaware)
ATX Merger Sub, Inc. (Delaware)
ATX Telecommunications Services of Virginia, LLC (Delaware)